EXHIBIT 99.1

ADTRAN, Inc. Appoints Kathryn Walker to Board of Directors

HUNTSVILLE, ALABAMA – ADTRAN, Inc. (NASDAQ: ADTN) announced today that the Board of Directors has appointed Kathryn Walker as a director filling the previously existing vacancy. Ms. Walker’s term will be until the 2015 annual meeting of stockholders.

ADTRAN, Inc. Chairman and CEO Tom Stanton said, “We are pleased to have an individual of Ms. Walker’s stature join our board of directors. Her broad experience in the communications industry will be of great value. As a proven leader, she is well qualified to serve on our board of directors.”

Ms. Walker has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. Prior to joining OpenAir, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the board of directors for SmartHome Ventures, on the Council of Trustees at South Dakota State University and as a member of the Board of Trustees at Missouri University of Science and Technology.

Ms. Walker received a Bachelor of Science degree in civil engineering in 1981 from South Dakota State University and a Master of Science degree in engineering management in 1982 from Missouri University of Science and Technology.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2013 and on Form 10-Q for the quarter ended March 31, 2014. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT:	INVESTOR SERVICES/ASSISTANCE:
Jim Matthews	Gayle Ellis
Senior Vice President/CFO	256-963-8220
256-963-8775